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PRESS RELEASE                                 FOR IMMEDIATE RELEASE
                                              Contact:
                                              -------
                                              Steven E. Brady, President and CEO
                                              Donald F. Morgenweck, CFO
                                              (609) 399-0012

                             OCEAN SHORE HOLDING CO.
              ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM AND
                    APPROVAL OF NEW STOCK REPURCHASE PROGRAM

      Ocean City, New Jersey. April 18, 2007. - Ocean Shore Holding Co. (Nasdaq:
OSHC) announced today that it has completed its previously announced program to repurchase up to 200,087 shares of its outstanding common stock. The Company has repurchased 200,087 shares at an average price of $13.07 per share. The Company's Board of Directors also announced today that it has authorized a new stock repurchase program under which the Company will repurchase up to 200,000 shares of the Company's outstanding common stock, or approximately 5% of the outstanding shares held by persons other than OC Financial MHC. The program will commence after the announcement of the results of operations for the quarterly period ended March 31, 2007. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.

      Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of eight full-service banking offices in eastern New Jersey.